EXHIBIT 12.1

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       PRO FORMA                      AS ADJUSTED
                                                                                      YEAR ENDED  SIX MONTHS ENDED  SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,          DECEMBER 31      JUNE 30         JUNE 30 (1)
                                       ----------------------------------------------  -----------  --------------- ---------------
                                         1993     1994     1995      1996       1997       1997      1997       1998      1998
                                       -------  -------  -------  ---------   -------    -------    ------   ---------  --------
Income from continuing operations
before income taxes .................   $(396)   $(548)   $(673)   $(1,598)   $ 2,672    $ 2,364    $  43    $ 1,416    $(2,490)

Fixed Charges .......................     138      101       44        172        440        601      200        939      4,845
                                       ------    -----    -----    -------    -------    -------    -----    -------    -------
Earnings from continuing operations
before income taxes and fixed charges   $(258)   $(447)   $(629)   $(1,426)   $ 3,112    $ 2,965    $ 243    $ 2,355    $ 2,355
                                       ======    =====    =====    =======    =======    =======    =====    =======    =======

Fixed Charges:
Interest on debt and capital leases .     (95)     (59)      (2)      (128)      (266)      (427)     (26)      (342)    (4,248)
(including amortization of debt
discount and expenses)
Interest element on rentals .........     (43)     (42)     (42)       (44)      (174)      (174)    (174)      (597)      (597)
                                       ------    -----    -----    -------    -------    -------    -----    -------    -------
   Total ............................    (138)    (101)     (44)      (172)      (440)      (601)    (200)      (939)    (4,845)



Ratio of earnings to fixed charges ..     N/A      N/A      N/A        N/A      7.07x      4.93x    1.22x      2.51x      0.49x

Fixed Charges in Excess of Earnings .   $ 534    $ 649    $ 717    $ 1,770        N/A        N/A      N/A        N/A    $ 7,335


(1) As adjusted to reflect interest expense and amortization of expense on Notes as if the Notes were funded as of January 1, 1998.